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                                  EXHIBIT 16.1


March 1, 1999


Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     International Total Services, Inc.
                File No. 0-23073

Dear Sir or Madam:

We have read Item 4 of the Form 8-K of International Total Services, Inc. dated March 1, 1999, and agree with the statements contained in paragraphs a), b),
c), and e) therein so far as such paragraphs apply to Grant Thornton LLP. We have no knowledge as to the accuracy of the representations in paragraph d) therein.


Very truly yours,


/s/ Grant Thornton LLP
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Grant Thornton LLP